Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARATANA THERAPEUTICS, INC.

Aratana Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”) does hereby certify:

ONE: That the Board of Directors of the Company, by unanimous written consent, duly adopted resolutions declaring advisable an amendment to the Third Amended and Restated Certificate of Incorporation of the Company as follows (the “Certificate Amendment”):

(a) The first paragraph of Article IV of the Company’s Third Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the total number of shares which the Company is authorized to issue is 45,983,334 shares, 25,041,667 shares of which shall be Common Stock, each having a par value of $0.00 I per share, and 20,941,667 shares of which shall be Preferred Stock, each having a par value of $0.001 per share.”

(b) The first sentence of the third paragraph of Article IV of the Company’s Third Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“C. Of the presently authorized shares of Preferred Stock: (i) 10,000,000 shares are hereby designated as “Series A Preferred Stock”; (ii) 2,750,000 shares are hereby designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”); (iii) 5,141,667 shares are hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”); and (iv) 3,050,000 shares are hereby designated as Series C Preferred Stock (the “Series C Preferred Stock”).”

TWO: That in lieu of a meeting and vote of the stockholders, the stockholders have given written consent to the Certificate Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THREE: That the Certificate Amendment was duly adopted in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 11th of February, 2013.

ARATANA THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Steven St. Peter, Chief Executive Officer

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARATANA THERAPEUTICS, INC.

Steven St. Peter hereby certifies that:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 1, 2010.

TWO: The first Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 23, 2010.

THREE: The second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of Slate of the State of Delaware on November 1, 2011.

FOUR: He is the duly elected and acting Chief Executive Officer of this corporation.

FIVE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of the corporation is Aratana Therapeutics, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the Company’s registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the total number of shares which the Company is authorized to issue is 45,933,334 shares, 25,0l6,667 shares of which shall be Common Stock, each having a par value of $0.001 per share, and 20,916,667 shares of which shall be Preferred Stock, each having a par value of $0.001 per share.

B. Subject to the rights of the holders of the Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted to Common Stock basis), and without a separate class vote by holders of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. Of the presently authorized shares of Preferred Stock: (i) 10,000,000 shares are hereby designated as “Series A Preferred Stock”; (ii) 2,750,000 shares are hereby designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”); (iii) 5,166,667 shares are hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”); and (iv) 3,000,000 shares are hereby designated as Series C Preferred Stock (the “Series C Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (together, the “Series Preferred Stock”) are as follows:

1. DIVIDEND RIGHTS.

(a) Series C Preferred Stock Dividends. Subject to the rights of the holders of the Series B Preferred Stock set forth in Section 1(b), holders of Series C Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of Series B Preferred Stock, and prior and in preference to the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock and subject to Section 4(a) and Section 4(b) hereof, cumulative cash dividends at the rate of eight percent (8%), compounded annually, of the Series C Original Purchase Price (as defined below), as applicable, per annum on each then-outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series C Original Purchase Price” shall be $4.00 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(b) Series B Preferred Stock Dividends. Subject to the rights of the holders of the Series C Preferred Stock set forth in Section 1(a), holders of Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of Series C Preferred Stock, and prior and in preference to the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock and subject to Section 4(a) and Section 4(b) hereof, cumulative cash dividends at the rate of eight percent (8%), compounded annually, of the Series B Original Purchase Price (as defined below), as applicable, per annum on each then-outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series B Original Purchase Price” shall be $3.00 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(c) Series A Preferred Stock Dividends. Subject to the rights of the holders of the Series C Preferred Stock set forth in Section 1(a) and the rights of the holders of the Series B Preferred Stock set forth in Section 1(b), holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to the holders of Series A-1 Preferred Stock and Common Stock and subject to Section 4(a) and Section 4(b) hereof, cumulative cash dividends at the rate of eight percent (8%), compounded annually, of the Series A Original Purchase Price (as defined below), as applicable, per annum on each then-outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series A Original Purchase Price” shall be $1.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(d) Series A-1 Preferred Stock Dividends. Subject to the rights of the holders of the Series C Preferred Stock set forth in Section 1(a), the rights of the holders of the Series B Preferred Stock set forth in Section 1(b) and the rights of the holders of Series A Preferred Stock set forth in Section 1(c), holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors of the Company (the “Board of Directors”), out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series A-1 Original Purchase Price (as defined below), as applicable, per annum on each then-outstanding share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series A-1 Original Purchase Price” shall be $2.00 per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(e) Priority of Series Preferred Stock Dividends. So long as any shares of Series Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any shares of Common Stock, nor shall any shares of any Common Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for repurchases of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Company at a price not greater than the lower of fair market value as determined in good faith by the Board of Directors or the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Board of Directors) until all dividends on the Series Preferred Stock (set forth in this Section 1) shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all then-outstanding shares of Series Preferred Stock in an amount per share equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

2. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law, shares of Series C Preferred Stock, shares of Series B Preferred Stock and shares of Series A Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series C Preferred Stock, each holder of shares of Series B Preferred Stock and each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock are convertible (pursuant to

Section 4 hereof) as of the close of business on the record date fixed for such vote or the effective date of such written consent. Any fractional shares shall be disregarded for purposes of voting rights. Except as otherwise provided herein or as required by law (in which case, holders of shares of Series A-1 Preferred Stock may act by written consent in the same manner as the Common Stock), shares of Series A-1 Preferred Stock shall be non-voting.

(b) Separate Vote of Series C Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the then-outstanding shares of Series C Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, repeal or waiver of any provision of this Amended and Restated Certificate of Incorporation of the Company or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series C Preferred Stock in a manner not so affecting all other holders of Preferred Stock; provided, however, that such amendment, alteration, repeal or waiver shall also require the vote or written consent of the majority in interest of the then-outstanding shares of the Series C Preferred Stock held by the Major Series C Subject Holders (as defined in the Stockholders’ Agreement (as defined below)); or

(ii) Any increase or decrease in the authorized number of shares of Series C Preferred Stock.

(c) Separate Vote of Series B Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the then-outstanding shares of Series B Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, repeal or waiver of any provision of this Amended and Restated Certificate of Incorporation of the Company or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series B Preferred Stock in a manner not so affecting all other holders of Preferred Stock; provided, however, that such amendment, alteration, repeal or waiver shall also require the vote or written consent of the majority in interest of the then-outstanding shares of the Series B Preferred Stock held by the Major Series B Subject Holders (as defined in the Stockholders’ Agreement); or

(ii) Any increase or decrease in the authorized number of shares of Series B Preferred Stock.

(d) Separate Vote of Series A Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company, other than (x) with respect to the Series A Preferred Stock; (y) repurchases of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Company at a price not greater than the lower of fair market value as determined in good faith by the Board of Directors or the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Board of Directors; or (z) repurchases of shares of capital stock of the Company by the Company pursuant to the Company’s right of first refusal set forth in Section 3.2 of the Second Amended and Restated Stockholders’ Agreement, dated on or about the date hereof, by and among the Company and the stockholders named therein (the “Stockholders’ Agreement”);

(ii) Any voluntary dissolution, liquidation or winding up of the affairs of the Company;

(iii) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization (an “Acquisition”);

(iv) Any sale, lease, license, transfer or other disposition of all or substantially all of the assets, technology or intellectual property of the Company, other than non-exclusive licenses granted in the ordinary course of the Company’s business (an “Asset Transfer”) or any sale, lease, license, transfer or other disposition of a substantial portion of the assets, technology or intellectual property of the Company, other than non-exclusive licenses granted in the ordinary course of the Company’s business;

(v) Any creation (by amendment of this Amended and Restated Certificate of Incorporation, reclassification, certificate of designation or otherwise) of any new class or series of shares, or securities convertible into a class or series of shares, having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(vi) Any amendment, alteration, repeal or waiver of any provision of this Amended and Restated Certificate of Incorporation of the Company or the bylaws of the Company;

(vii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock;

(viii) Any creation of indebtedness (including any debt securities), incurrence of indebtedness or authorization to incur indebtedness if the Company’s aggregate indebtedness would exceed $500,000, other than equipment leases or bank working capital lines of credit approved by Board of Directors, including a majority of the Series A Directors (as defined in the Stockholders’ Agreement);

(ix) Any creation or authorization of any non-debt related financial commitment or liability in excess of $500,000;

(x) Any investment made other than in conformity with an investment and cash management policy approved by the Board of Directors, including a majority of the Series A Directors;

(xi) Any increase in the number of shares of Common Stock authorized or reserved for issuance pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including a majority of the Series A Directors, for the benefit of employees, officers, or directors of, or consultants or advisors to, the Company;

(xii) Any material change in the principal business of the Company;

(xiii) Any increase or decrease in the authorized number of members of the Board of Directors;

(xiv) Any action by any direct or indirect subsidiary of the Company that is substantially similar to any of the foregoing actions; or

(xv) Any making of any binding agreement, arrangement or understanding with any other party regarding any of the foregoing actions.

(e) Separate Vote of Series A-1 Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the then-outstanding shares of Series A-1 Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, repeal or waiver of any provision of this Amended and Restated Certificate of Incorporation of the Company or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series A-1 Preferred Stock in a manner not so affecting all other holders of Preferred Stock; or

(ii) Any increase or decrease in the authorized number of shares of Series A-1 Preferred Stock.

(f) Election of Board of Directors. The holders of at least seventy-five percent (75%) of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy or vacancies caused by the resignation, death or removal of such directors. The holders of a majority of the shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of

Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred Stock, Series A-1 Preferred Stock or Common Stock, the holders of Series C Preferred Stock and the holders of Series B Preferred Stock shall be entitled to be paid, on a pari passu basis, out of the assets of the Company (i) an amount per share of Series C Preferred Stock equal to the Series C Original Purchase Price, plus all accrued but unpaid dividends on the Series C Preferred Stock, for each share of Series C Preferred Stock then held by them and (ii) an amount per share of Series B Preferred Stock equal to the Series B Original Purchase Price, plus all accrued but unpaid dividends on the Series B Preferred Stock, for each share of Series B Preferred Stock then held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred Stock and all holders of Series B Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed to the holders of Series C Preferred Stock and the holders of Series B Preferred Stock, on a pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preferences of the Series C Preferred Stock and the Series B Preferred Stock as set forth in Section 3(a), but before any distribution or payment shall be made to the holders of Series A-1 Preferred Stock or Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the Series A Original Purchase Price, plus all accrued but unpaid dividends on the Series A Preferred Stock, for each share of Series A Preferred Stock then held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed to the holders of Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c) After the payment of the full liquidation preferences of the Series C Preferred Stock and the Series B Preferred Stock as set forth in Section 3(a) and the Series A Preferred Stock as set forth in Section 3(b), but before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A-1 Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A-1 Preferred

Stock equal to the Series A-1 Original Purchase Price, plus all declared but unpaid dividends on the Series A-1 Preferred Stock, for each share of Series A-1 Preferred Stock then held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A-1 Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets shall be distributed to the holders of Series A-1 Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d) After the payment of the full liquidation preferences of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock as set forth in Section 3(a), Section 3(b) and Section 3(c), respectively, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock (all on an as-if-converted to Common Stock basis).

(e) Unless otherwise determined by at least seventy-five percent (75%) of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, any Acquisition or Asset Transfer shall be deemed a liquidation under this Section 3; provided, however, that if the consideration received by the Company in connection with the Acquisition or Asset Transfer is other than cash, its value will be deemed its fair market value. Any securities received as consideration in connection with any Acquisition or Asset Transfer shall be valued as follows:

(i) With respect to securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) In the event of a liquidation in connection with an Acquisition under Section 3(e), then the “assets of the Company” available for distribution shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Acquisition.

(f) In the event of an Acquisition or Asset Transfer that is deemed a liquidation in accordance with Section 3(e), if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the definitive agreement(s) relating to such Acquisition or Asset Transfer shall provide that: (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock in accordance with Section 3(a), Section 3(b), Section 3(c) and Section 3(d) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer; and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock in accordance with Section 3(a), Section 3(b), Section 3(c) and Section 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. CONVERSION RIGHTS. The holders of the Series Preferred Stock shall have the following rights with respect to the conversion of such shares of Series Preferred Stock into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C Conversion Rate, Series B Conversion Rate, Series A Conversion Rate or Series A-1 Conversion Rate (each as defined in and determined as provided in Section 4(c)), as applicable, then in effect, by the number of shares of Series Preferred Stock being converted. Each holder of Series Preferred Stock who desires to convert such shares into shares of Common Stock pursuant to this Section 4(a) shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Company or any transfer agent for such shares and shall give written notice to the Company at such office that such holder elects to convert such shares. Such notice shall state the number of shares of Series Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, at the option of the Board of Directors, in shares of Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion), any accrued or declared and unpaid dividends on the shares of Series Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) Automatic Conversion.

(i) Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Rate, Series B Conversion Rate, Series A Conversion Rate or Series A-1 Conversion Rate, as applicable: (x) at any time upon the affirmative election of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Series A Preferred Stock; or (y) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock on the Nasdaq Global Market or New York Stock Exchange for the account of the Company in which (1) the per share price is at least $9.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (2) the aggregate offering price of the Common Stock in the offering (after deducting any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such offering and any expenses payable by the Company in connection with such offering) is at least $40,000,000.

(ii) Upon the occurrence of an event giving rise to the conversion specified by this Section 4(b), the then-outstanding shares of Series Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any Series Preferred Stock, the holders of such shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for such shares. Thereupon, there shall be issued and delivered to such holders promptly at such office and in the holders’ names as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred Stock were convertible on the date on which such automatic conversion occurred, and any accrued or declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(a).

(c) Conversion Rates. The conversion rate in effect at any time for conversion of each share of Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Purchase Price by the Series C Conversion Price (as defined in and calculated as provided in Section 4(d)), The conversion rate in effect at any time for conversion of each share of Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Purchase Price by the Series B Conversion Price (as defined in and calculated as provided in Section 4(d)). The conversion rate in effect at any time for conversion of each share of Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Purchase Price by the Series A Conversion Price (as defined in and calculated as provided in Section 4(d)). The conversion rate in effect at any time for conversion of each share of Series A-1 Preferred Stock (the “Series A-1 Conversion Rate”) shall be the quotient obtained by dividing the Series A-1 Original Purchase Price by the Series A-1 Conversion Price (as defined in and calculated as provided in Section 4(d)).

(d) Conversion Prices. The conversion price for the Series C Preferred Stock shall initially be $4.00 (the “Series C Conversion Price”), the conversion price for the Series B Preferred Stock shall initially be $3.00 (the “Series B Conversion Price”), the conversion price for the Series A Preferred Stock shall initially be $1.00 (the “Series A Conversion Price”), and the conversion price for the Series A-1 Preferred Stock shall initially be $2.00 (the “Series A-1 Conversion Price”). Such initial Series C Conversion Price, Series B Conversion Price, Series A Conversion Price or Series A-1 Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price. Series B Conversion Price, Series A Conversion Price or Series A-1 Conversion Price herein shall mean the Series C Conversion Price, Series B Conversion Price, Series A Conversion Price or Series A-1 Conversion Price as so adjusted.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series C Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the then-outstanding Common Stock without a corresponding subdivision of the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock and/or the Series A-1 Preferred Stock, then the Series C Conversion Price, the Series B Conversion Price, the Series A Conversion Price and/or the Series A-1 Conversion Price, as applicable, in effect immediately before such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the then-outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series C Preferred Stock, the Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock, then the Series C Conversion Price, Series B Conversion Price, Series A Conversion Price and/or Series A-1 Conversion Price, as applicable, in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Series C Conversion Price, Series B Conversion Price, Series A Conversion Price and Series A-1 Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Series C Conversion Price, Series B Conversion Price, Series A Conversion Price and Series A-1 Conversion Price then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series C Conversion Price, Series B Conversion Price, Series A

Conversion Price and Series A-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such conversion price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then in each such event each holder of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock shall have the right thereafter to convert such Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and/or Series A-1 Preferred Stock, as applicable, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer, a subdivision or combination of shares, a stock dividend or a reclassification, exchange or substitution provided for elsewhere in this Section 4), then as a part of such capital reorganization, merger or consolidation provision shall be made so that the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock shall thereafter be entitled to receive, upon the conversion of such Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, that number of shares of stock or other securities or property of the Company to which a holder of that number of shares of Common Stock deliverable upon conversion of such Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, would have been entitled as a result of such capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock after the capital reorganization, merger or consolidation such that the provisions of this Section 4 (including adjustment of the Series C Conversion Price, Series B Conversion Price, Series A Conversion Price and Series A-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series C Conversion Price, Series B Conversion Price or Series A Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined below) less than the then-effective Series C Conversion Price, the then-effective Series B Conversion Price or the then-effective Series A Conversion Price, then and in each such case, unless otherwise determined by the holders of at least seventy-five percent (75%) of then-outstanding shares of Series A Preferred Stock, such then-existing Series C Conversion Price, then-existing Series B Conversion Price or then-existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series C Conversion Price, Series B Conversion Price or Series A Conversion Price by a fraction: (i) the numerator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received (as determined in accordance with Section 4(i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price, Series B Conversion Price or Series A Conversion Price; and (ii) the denominator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of the number of shares of Common Stock actually outstanding, plus the number of shares of Common Stock into which the then-outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date, plus the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall: (i) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; and (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors. In the event that Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the consideration received by the Company for any issue or sale of securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells: (i) stock or other securities convertible into,

Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”); or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Series C Conversion Price, the Series B Conversion Price or the Series A Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and provided further that: (i) if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or based on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (ii) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series C Conversion Price, the Series B Conversion Price or the Series A Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series C Conversion Price, the Series B Conversion Price or the Series A Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series C Conversion Price, the Series B Conversion Price or the Series A Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, however, that such readjustment shall not apply to prior conversions of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock.

(iv) As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), other than: (i) any shares of Common Stock issued upon any conversion of shares of Series Preferred Stock; (ii) any shares of Common Stock issued as a dividend or distribution on shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock; (iii) any shares of Common Stock and/or options or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including a majority of the Series A Directors; (iv) any shares of Common Stock issued pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the Original Issue Date; or (v) any shares of Common Stock and/or options, warrants or convertible securities, and the Common Stock issued pursuant to such options, warrants or convertible securities, that are issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, including a majority of the Series A Directors. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i).

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Conversion Price, Series B Conversion Price, Series A Conversion Price and/or the Series A-1 Conversion Price pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and/or Series A-1 Preferred Stock, as applicable, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(k) Notices of Record Date. Upon: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred Stock at least ten (10) business days prior to the record date specified therein a notice specifying: (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors, on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock, the Company will take such corporate action as is, in the opinion of its counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered.

(p) Status of Converted Shares. No shares of Series Preferred Stock that have been converted into Common Stock after the original issuance thereof in accordance with this Section 4 shall ever be reissued, and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Company and shall be restored to the status of authorized but unissued Preferred Stock of the Company, undesignated as to series.

V.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the bylaws so provide,

* * *

SIX: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the corporation. At least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, voting as a separate class, and a majority of the outstanding shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis, approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL and written notice of such was given by the corporation in accordance with Section 228 of the DGCL.

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IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of December 28th, 2012.

By:	/s/ Steven St. Peter
Steven St. Peter
Chief Executive Officer

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THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]